EXHIBIT 99.1

Contact Information:

K-V Pharmaceutical Company

Audrey Wu

734-717-3317

awu@ther-rx.com

KV Pharmaceutical Company Appoints Former Wyeth Pharmaceuticals President, Joe Mahady to Chairman of the Board

ST. LOUIS, Oct. 3, 2013 – K-V Pharmaceutical Company ("KV") today announced the appointment of Joseph M. Mahady as Chairman of its Board of Directors. Previously, Mahady served as Senior Vice President of Wyeth, LLC, and President of Wyeth Pharmaceuticals, Inc., where he led the company’s $20 billion global pharmaceutical business. During his tenure, he oversaw the successful launch of more than 30 products in multiple therapeutic areas. Mahady has held various board positions, including Immunex, Albemarle, EKR Therapeutics, Discovery Labs and Cortendo AB.

“Joe’s extensive knowledge and expertise in women’s healthcare will play a critical role in establishing a renewed focus at the company,” said Greg Divis, CEO of KV. “We are fortunate to have Joe’s leadership as we continue to grow our business and deliver high quality women’s healthcare products.”

“I am excited to be joining KV at this particular time,” said Mahady. “There is perhaps no more exciting time in a company’s evolution than when it moves beyond adversity and applies the knowledge gained from that experience to strengthen the emerging company. KV is in that position today.”

Last month, KV announced it had emerged from Chapter 11 bankruptcy. The appointment of Mahady as Chairman is an important part of the company’s effort to add depth to its Board of Directors and build upon its portfolio of FDA-approved women’s healthcare products. KV will be announcing additional new members of its Board of Directors in the coming weeks.

About KV Pharmaceutical

K-V Pharmaceutical Company is a specialty branded pharmaceutical company with a primary focus in the area of women's healthcare. The company is committed to advancing the health of women across the stages of their lives. For further information about K-V Pharmaceutical Company, please visit www.kvph.com.